Exhibit 99.1

Tri-S Security Announces Results For the Second Quarter Ended June 30, 2006; Results Show Pre-Tax Profit For Second Quarter 2006

ATLANTA—(BUSINESS WIRE)—Aug. 14, 2006—Tri-S Security Corp. (NASDAQ: TRIS), a provider of security services and equipment for government and private entities, today announced its results of operations for the second quarter ended June 30, 2006.

During the second quarter, Tri-S successfully improved its Balance Sheet by reducing outstanding debt by $12 million. The company completed two non-core asset sale transactions during the quarter to provide the cash for the debt reduction. Tri-S sold its 10% interest in Army Fleet Support, LLC (AFS) for $10.8 million, a joint venture with Paragon Systems, Inc. (Paragon). Additionally, Tri-S sold a building for approximately $700,000, net. The company is now in compliance with its credit agreement and these transactions have significantly strengthened the company’s capital structure.

During the first half of 2006, Paragon, a wholly-owned subsidiary of Tri-S, gained two new contracts and Southeastern Paragon, a joint venture formed by Paragon and Southeastern Protective Services, Inc., was awarded three new contracts. These five new contacts, all of which are managed by Paragon, were transitioned into operation during the latter part of the second quarter and the beginning of the third quarter. These new contracts are expected to increase revenues for Tri-S by approximately $8 million on an annualized basis beginning in the third quarter of 2006.

In the second quarter of 2006, revenues increased to $17.7 million from $17.4 million in the first quarter of 2006. Second quarter of 2006 revenues increased $10 million from the $7.7 million generated in the second quarter of 2005, primarily as the result of the Cornwall acquisition in the fourth quarter of 2005. Gross profit was $1.8 million for the second quarter of 2006 compared to $2 million for the first quarter of 2006 and $750,000 for the second quarter of 2005. Gross profit was reduced during the second quarter of 2006 because the company incurred start-up expenses related to the five new contracts for hiring, training, uniforms, etc. The five new contracts at Paragon and Southeastern Paragon are expected to generate significant revenue and gross profit growth for the third and fourth quarters of 2006.

Selling, General and Administrative costs were reduced to $2.8 million for the second quarter of 2006 from $3.0 million in the first quarter of 2006. The operating loss for the second quarter of 2006 was $1.2 million, which was consistent with the operating loss for the first quarter. EBITDA, as adjusted, improved to a loss of approximately $328,000 for the second quarter of 2006 compared to a loss of $457,000 in the first quarter of 2006 (see “EBITDA, as adjusted” definition below). The net loss for the quarter was $107,000 compared to a loss of $1.3 million for the first quarter of 2006.

Interest expense, net, decreased to $786,000 in the second quarter 2006 compared to $1.1 million in the first quarter 2006. The decline in the interest expense resulted primarily from the $12 million reduction of debt accomplished in the second quarter. Because the most significant portion of the debt reduction occurred in conjunction with the May 19, 2006 sale of AFS, further interest reductions are expected in the third quarter of 2006.

The sale of AFS resulted in a $1.9 million gain for the second quarter. Income before income taxes was $2,000 compared to a loss in the first quarter of $2 million.

“The second quarter was successful for the company as we executed on our debt reduction plan and reduced our total debt by $12 million,” said Ronald Farrell, CEO, Tri-S Security Corp. “We worked hard to transition into the five new contracts at Paragon and Southeastern Paragon which will contribute significant revenues in the latter half of the year. We continue to build our contract bid pipeline which we believe will contribute to future revenue and margin growth. Our Cornwall subsidiary has continued to improve its profitability through cost controls and margin improvements.”

The results conference call will take place at 11:00 a.m. EDT on Tuesday, August 15, 2006. Anyone interested in participating should call should call 1-800-925-2151 if calling within the United States, or 1-913-981-5552 if calling internationally, approximately five to ten minutes prior to 11:00 a.m. Participants should ask for the Tri-S Security Q2 Financial Results conference call. A playback will be available until August 22, 2006. To listen to the playback, please call 1-888-203-1112 if calling within the United States or 1-719-457-0820 if calling internationally. Please use the pass code 3120345 for replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at Tri-S Security’s website under the Investors page at http://www.trissecurity.com. The webcast may also be accessed at ViaVid’s website at http://www.viavid.net. The webcast can be accessed through September 15, 2006 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp

About Tri-S Security Corp.

Based in Atlanta, GA, Tri-S Security Corp. (NASDAQ: TRIS) is a provider of security services and equipment for government and private entities spanning a wide range of industries. Security services include uniformed guards, electronic monitoring systems, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. As a leading aggregator of elite security companies, Tri-S Security is designed to build a strong enterprise in which to service a unique customer base that ensures America’s safety at home and work. Tri-S Security assumes responsibility for the marketing, infrastructure and overall operational performance for its subsidiaries. Tri-S Security’s management leverages highly trained government officers, experienced industry leaders, proven financial executives and infrastructure experts to consolidate the fragmented security industry into one efficient and effective security force.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects” and other terms with similar meaning indicating potential impact on our business. Although we believe that the assumptions upon which such forward looking statements are based are reasonable, we can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from our projections and expectations are disclosed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section set forth in our Annual Report on Form 10-K for the year ended December 31, 2005. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to their underlying assumptions. We do not undertake to publicly update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise. You may obtain and review our filings with the Securities and Exchange Commissions by visiting http://www.sec.gov.

Tri-S Security Corporation and Subsidiaries

Statements of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended December 31, 2005	Three Months Ended March 31, 2006	Three Months Ended June 30, 2006
Revenues	$18,198	$17,373	$17,704

Cost of revenues:
Direct labor	11,665	10,571	11,144
Indirect labor and contract related costs	4,752	4,391	4,342
Amortization of customer contracts	402	412	412

	16,819	15,374	15,898

Gross profit	1,379	1,999	1,806

Selling, general and administrative	3,376	2,990	2,798
Amortization of intangible assets	279	231	232

	3,655	3,221	3,030

Operating income (loss)	(2,276)	(1,222)	(1,224)

Income from investment in Army Fleet Support, LLC	326	276	108

Other income (expense):
Interest income	9	—	1
Interest expense	(840)	(1,075)	(711)
Interest on preferred stock	(75)	(75)	(75)
Gain on sale of Army Fleet Support, LLC	—	—	1,903
Other Misc Inc/(Loss)	(266)	84	—

	(1,172)	(1,066)	1,118

Income (loss) before income taxes	(3,122)	(2,012)	2

Income tax expense (benefit)	(1,199)	(747)	109

Net income (loss)	$(1,923)	$(1,265)	$(107)

	-10.6%	-7.3%	-0.6%
Basic and diluted net income (loss) per common share	$(0.58)	$(0.38)	$(0.03)
Basic and diluted weighted average number of common shares	3,324	3,349	3,410

Tri-S Security Corporation and Subsidiary

Balance Sheets

Unaudited

(In thousands, except per share data)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$272	$463
Trade accounts receivable, net	8,379	10,988
Income taxes receivable	—	20
Prepaid expenses and other assets	1,216	1,084

Total current assets	9,867	12,555

Property and equipment, less accumulated depreciation	663	1,467
Investment in joint venture	—	8,698
Goodwill	15,692	15,615
Intangibles
Customer contracts	5,166	5,990
Deferred loan costs	1,472	1,756
Other	1,127	1,264

Total assets	$33,987	$47,345

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Trade accounts payable	$1,182	$1,199
Accrued interest expense	250	100
Accrued expenses	3,992	5,690
Factoring facility	1,974	7,191
Income taxes payable	2,270	—
Series C preferred stock subject to
mandatory redemption	6,000	—
Term loans	—	275

Total current liabilities	15,668	14,455

Other liabilities:
10% convertible notes	6,261	6,300
Deferred income taxes	2,141	5,069
Term loans	—	4,817
Long term debt	281	270
Series C preferred stock subject to mandatory redemption	—	6,000

	8,683	22,456

Total liabilities	24,351	36,911

Stockholders' equity (deficit):
Common stock, $0.001 par value, 25,000,000 shares authorized, 3,451,617 and 3,338,700 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	3	3
Additional paid-in capital	14,323	13,749
Retained deficit	(4,690)	(3,318)

Total stockholders' equity	9,636	10,434

Total liabilities and stockholders' equity	$33,987	$47,345

Tri-S Security Corporation and Subsidiary

Statements of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
Revenues	$17,704	$7,745	$35,077	$15,724
Cost of revenues:
Direct labor	11,144	4,122	21,715	8,338
Indirect labor and other contract support costs	4,342	2,783	8,733	6,103
Amortization of customer contracts	412	87	824	182

	15,898	6,992	31,272	14,623

Gross profit	1,806	753	3,805	1,101
Selling, general and administrative	2,798	793	5,788	1,471
Amortization of intangible assets	232	—	463	—

	3,030	793	6,251	1,471

Operating income (loss)	(1,224)	(40)	(2,446)	(370)

Income from investment in Army Fleet Support, LLC	108	414	384	1,048

Other income (expense):
Interest income	1	9	8	21
Interest expense	(711)	(108)	(1,793)	(423)
Interest on series C redeemable preferred stock	(75)	(75)	(150)	(150)
Gain on sale of Army Fleet Support, LLC	1,903	—	1,903	—
Other income	—	—	84	—

	1,118	(174)	52	(552)

Loss before income taxes	2	200	(2,010)	126

Income tax benefit	109	76	(638)	48

Net loss	$(107)	$124	$(1,372)	$78

Basic and diluted net income (loss) per common share	$(0.03)	$0.04	$(0.41)	$0.02
Basic weighted average number of common shares	3,410	3,315	3,379	3,192
Diluted weighted average number of common shares	3,410	3,376	3,379	3,289

Tri-S Security Corporation and Subsidiary

Statements of Cash Flows

Unaudited

(In thousands)

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
Cash flow from operating activities:
Net income (loss)	$(1,372)	$78
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
(Gain) on sale of non-core assets	(1,903)
(Income) Loss from Investment in Joint Venture	(384)	1,048
Depreciation and amortization	1,458	340
Deferred income tax benefits	(2,928)	(2,048)
Common shares issued in exchange for services and interest	44	95
Non-cash employee stock option expense	223	—
Non-cash interest expense	240	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	2,609	(430)
Prepaid expenses and other assets	(87)	(686)
Trade accounts payable	(17)	(302)
Accrued liabilities	(1,520)	366
Income taxes payable	2,290	—

Net cash provided (used) by operating activities	(1,347)	(1,539)

Cash flow from investing activities:
Acquisition of subsidiary, net of cash acquired	—	—
Investment in joint venture	10,810	—
Distributions from joint venture	175	855
Proceeds from sale of property and equipment	693	10
Purchase of property and equipment	(59)	—

Net cash provided (used) by investing activities	11,619	865

Cash flow from financing activities:
Proceeds from initial public offering	—	11,079
Repayments of notes issued for purchase of Paragon	—	(9,082)
Proceeds from issuance of notes and warrants	—	—
Proceeds (repayments) of factoring facility	(5,217)	—
Proceeds (repayments) of term loans	(5,092)	—
Deferred financing costs	(43)	—
Proceeds (repayments) of capital lease obligations	—	(46)
Deferred initial public offering costs	(111)	(165)
Payments for intangible assets	—	—

Net cash provided (used) by financing activities	(10,463)	1,786

Net increase (decrease) in cash and cash equivalents	(191)	1,112
Cash and cash equivalents at beginning of period	463	313

Cash and cash equivalents at end of period	$272	$1,425

Supplemental disclosures of cash flow information:
Interest paid	$1,545	$1,039
Income taxes paid	$3	$6

Definitions of Non-GAAP Financial Information

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the security services industry for comparability purposes.

In this release, we use the Non-GAAP financial measure, EBITDA, as adjusted. EBITDA, as adjusted, is calculated as earnings before interest; taxes; depreciation and amortization; income from joint venture, net; non-cash stock-based compensation; and other income/expense. A reconciliation of EBITDA, as adjusted to net loss for the three month periods ended March 31, 2005 and June 30, 2006 is attached to this press release.

	Three Months Ended March 31, 2006	Three Months Ended June 30, 2006
Net Loss	$(1,265)	$(107)

Adjustments:
Income tax expense (benefit)	(747)	109
Interest income	—	(1)
Interest expense	1,075	711
Interest on preferred stock subject to mandatory redemption	75	75
Gain on sale of Army Fleet Support, LLC	—	(1,903)
Other income/(expense)	(84)	—
Income from investment in Army Fleet Support, LLC	(276)	(108)
Amortization of intangible assets	231	232
Amortization of customer contracts	412	412
Depreciation	67	84
Non-cash stock based compensation	55	168

EBITDA, as adjusted	$(457)	$(328)